Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Oculis Holding AG

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary shares, nominal value of CHF 0.01 per share	457(c)	361,011	$11.39(2)	$4,111,916	0.0001476	$606.92

	Total Offering Amounts							$606.92
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$606.92
(1)

Consists of 361,011 ordinary shares issuable upon the exercise of the warrant of Oculis Holding AG being registered for resale from time to time by the selling securityholder (Kreos Capital VII Aggregator SCSp) under this registration statement.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per unit and proposed maximum aggregate offering price are based on the average of the high and low prices of the ordinary shares on The Nasdaq Stock Market on August 22, 2024 (such date being within five business days of the date that this registration statement on Form F-3 was filed with the U.S. Securities and Exchange Commission).